QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Competitive Technologies, Inc.
Fairfield, Connecticut

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 10, 2003, except for Note 18, for which the date is October 27, 2003, relating to the consolidated financial statements for the year ended July 31, 2003 of Competitive Technologies, Inc., which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP Valhalla, New York March 16, 2004

QuickLinks

  Exhibit 23.1